Exhibit 99.1

Carbylan Therapeutics Announces Third Quarter 2015 Financial Results

Palo Alto, Calif., November 11, 2015 - Carbylan Therapeutics (NASDAQ: CBYL), a specialty pharmaceutical company focused on the development of novel and proprietary combination therapies, today announced financial results for the third quarter ended September 30, 2015.

“Carbylan remains focused on the successful execution of our phase 3 clinical development program for our lead product candidate, Hydros-TA,” commented David Renzi, President and CEO of Carbylan Therapeutics. “Importantly, our fully enrolled COR1.1 trial is progressing as planned with data anticipated in the first quarter of 2016. We believe these results will provide further validation of our innovative technology and look forward to sharing this data. Additionally, we have been working hard in preparation for our COR1.2 trial which, as previously discussed, we plan to initiate in early 2016. With significant upcoming development milestones, this is an exciting time for the Company as we get ready to enter into the New Year.”

Third Quarter 2015 Financial Results

Research and development expenses were $3.5 million for the third quarter of 2015, compared to $2.1 million for the same period in 2014. The increase was primarily attributable to an increase in the clinical development expenses for the phase 3 clinical program, an increase in manufacturing expenses for the production of Hydros-TA for the COR1.2 clinical trial, and regulatory expenses for increased IND related activities.

General and administrative expenses were $1.4 million for the third quarter of 2015, compared to $1.5 million for the same period in 2014. The decrease was primarily attributable to reduced marketing spending.

Net loss for the third quarter of 2015 was $5.0 million, or $(0.19) per common share, basic and diluted, compared to a net loss of $4.0 million, or $(5.89) per common share, basic and diluted for the third quarter of 2014.

As of September 30, 2015, the Company had cash and cash equivalents of approximately $59.9 million. Based on current operating levels, the company expects that existing cash and cash equivalents will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

As previously announced, Carbylan Therapeutics will host a conference call at 8:30 a.m. ET today to discuss the third quarter 2015 financial results.

The conference call can be accessed by dialing (866) 430-0334 for domestic callers, and (704) 908-0407 for international callers. The conference ID number is 61222119. In addition to the call, a live webcast of the event will be available on the investor relations page of the Company’s website at www.carbylan.com.

Following the call, the event will remain archived on the Carbylan website for one year. In addition to the archive, a recording of the call will be available until November 18, 2015. The recording can be accessed by dialing (855) 859-2056 for domestic callers, and (404) 537-3406 for international callers. The conference ID number for the recording is 61222119.

About Carbylan Therapeutics

Carbylan is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel and proprietary combination therapies that address significant unmet clinical needs. The Company’s lead product candidate, Hydros-TA, is a proprietary, cross-linked combination of low dose corticosteroid and novel hyaluronic acid viscosupplement, designed to provide both rapid and sustained osteoarthritis pain relief via a single intra-articular injection.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Carbylan Therapeutics, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including statements regarding the timing of, and Carbylan’s ability to successfully complete, clinical and regulatory prerequisites and to bring Hydros-TA to market. Such forward-looking statements involve substantial risks and uncertainties that could cause Carbylan’s future results to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing and success of regulatory filings and other matters that could affect the availability or commercial potential of Carbylan’s drug candidates. Carbylan Therapeutics undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Carbylan’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2015, and its subsequent periodic reports to be filed with the Securities and Exchange Commission.

Contacts

The Ruth Group

David Burke/Lee Roth

646-536-7009/7012

dburke@theruthgroup.com/lroth@theruthgroup.com

CARBYLAN THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2015	December 31, 2014 (1)
	(Unaudited)
Assets
Cash and cash equivalents	$59,878	$3,897
Prepaid expenses and other assets	2,201	2,747
Total Assets	$62,079	$6,644
Liabilities Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$2,799	$2,629
Loan payable	4,566	4,435
Derivative and preferred stock warrant liability	—	1,958
Deferred revenue and rent	93	116
Convertible promissory notes	—	2,131
Convertible preferred stock	—	39,556
Stockholders’ equity (deficit)	54,621	(44,181)
Total liabilities, convertible preferred stock and stockholders’ equity	$62,079	$6,644

(1)	Derived from the audited financial statements for the year ended December 31, 2014, included in the prospectus filed with the Securities and Exchange Commission on April 8, 2015.

CARBYLAN THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Licensing revenue	$7	$10	$21	$21
Operating expenses
Research and development	3,533	2,088	11,939	5,263
General and administrative	1,373	1,490	3,549	2,618
Loss from operations	(4,899)	(3568)	(15,467)	(7,860)
Interest income	2	1	4	2
Interest expense	(95)	(357)	(1,100)	(520)
Loss on extinguishment of convertible promissory notes	—	—	(3,177)	—
Other income (expense), net	1	(71)	553	(267)
Total other income (expense)	(92)	(427)	(3,720)	(785)
Net loss and comprehensive loss	$(4,991)	$(3,995)	$(19,187)	$(8,645)
Net loss per share, basic and diluted	$(0.19)	$(5.89)	$(1.12)	$(14.75)
Weighted average common shares outstanding, basic and diluted	26,322,494	678,189	17,203,279	586,111